EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholder

Cottonwood Communities, Inc.:

We consent to the use of our report dated December 22, 2016, with respect to the consolidated balance sheet of Cottonwood Communities, Inc. as of December 2, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

December 22, 2016